EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated January 22, 2004 with respect to the consolidated financial statements of Roadway Corporation included as Exhibit 99.2, the consolidated financial statements of Roadway Express, Inc. included as Exhibit 99.4, and the consolidated financial statements of Roadway Next Day Corporation included as Exhibit 99.6 in YRC Worldwide Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission in the following Registration Statements on Form S-8 (Nos. 333-02977, 333-16697, 333-59255 333-49618, 333-49620, 333-88268, 333-111499, 333-121370, 333-121470 and 333-124847), the Registration Statements on Form S-3 (No. 333-109896 and 333-113021) and the Registration Statements on Form S-4 (No. 333-108081, 333-119990, 333-123760 and 333-126006) of YRC Worldwide Inc.

/s/ Ernst & Young LLP

Akron, Ohio
March 15, 2006